APPOINTMENT OF NEW PRESIDENT AND CEO WITH SENIOR SILVER MINING EXPERIENCE

LAS VEGAS, NEVADA, JANUARY 26, 2011 – (OTCBB:NATC)

Effective immediately, Nature’s Call Brands, Inc. (“Nature’s Call” or the “Company”) is pleased to announce that Juan Miguel Ríos Gutiérrez has been appointed to the positions of President and Chief Executive Officer.  He brings to the company his years of management experience in helping to build First Majestic Silver Corp (NYSE:AG, TSX:FR) from an exploration stage company into a world-class senior silver producer, producing 7,024,055 equivalent ounces of silver in 2010.  Robbie Manis has resigned in these capacities.  Mr. Manis will remain a director of the Company.

Mr. Gutiérrez graduated with a degree in engineering from the University of Chihuahua in Mexico, specializing in mining and metallurgical studies. His twenty-seven year career is characterized by an array of appointments related to underground mining and exploration. Since 2004, First Majestic Silver Corp., based in Durango, Mexico, has engaged him.  He first served with the company in the capacity of general manager then moved to the position of manager for new business initiatives and strategic planning. His vocational experience has provided him with vast abilities to manage distinct and detailed mining projects while also focusing on the identification and successful negotiation of strategic corporate initiatives.

“The acceptance of the leadership positions of Nature’s Call is a new and exciting opportunity for me. My experience in identifying and analyzing existing and new exploration type properties with production potential will help in moving the company from exploration stage to full-fledged producer”, stated Juan Miguel Rios Gutiérrez, the newly appointed Chief Executive Officer. “I look forward to providing frequent updates of our progress in this pursuit to our shareholders. On behalf of the Company, I would like to thank Robbie for his contributions made to further the Company’s business plan over the last several months. We wish him well in his future endeavors.”

About Nature’s Call Brands Inc.

Nature’s Call is based in Las Vegas, Nevada and trades on the OTC Bulletin Board under the trading symbol “NATC”. The Company is focused on the acquisition and exploration of international gold and silver mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Additional information about the Company may be found at www.naturescall.com.

For additional information contact:

Contact: Juan Miguel Rios Gutierrez, Chief Executive Officer
Email: info@naturescall.com
PH: (702) 509-5049

Forward Looking Statements

This news release contains forward-looking statements. Forward looking statements in this news release include assertions regarding the contributions to be made to the Company by the incoming officer, and that he can help in moving the company from exploration stage to full-fledged producer. There can be no certainty regarding the benefits to be realized by the Company as a result of this appointment, and no assurance that our company will become a producer of mineral products. Our property is not proven to have commercial quantities or grades of minerals, and even if it did, regulatory permits, environmental issues, financing and market prices and conditions, among other things, are matters that would have to be successfully dealt with in order to become a producer. Accordingly, should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws.